Exhibit 99.1

RPM Reports Fiscal 2020 Second-Quarter Results

•	2020 MAP to Growth program continues to drive strong earnings growth despite soft macroeconomic environment

•	Net income increases 57%, diluted EPS up 60% and adjusted diluted EPS up 31%

•	Adjusted EBIT margin increases 180 basis points

•	Record cash flow from operations due to operating improvement initiatives and higher earnings

•	Fiscal 2020 guidance reaffirmed for adjusted diluted EPS for the full year at between $3.30 and $3.42

MEDINA, OH – January 8, 2020 – RPM International Inc. (NYSE: RPM), a world leader in specialty coatings and sealants, today reported financial results for its fiscal 2020 second quarter ended November 30, 2019.

Second-Quarter Consolidated Results

Fiscal 2020 second-quarter net sales were a record $1.40 billion, up 2.8% over the $1.36 billion reported a year ago. Net income was up 56.5% to $77.0 million versus $49.2 million in the year-ago period. Diluted earnings per share (EPS) were $0.59, an increase of 59.5% over the $0.37 reported in the year-ago quarter. Income before income taxes (IBT) was $101.8 million, up 52.8% compared to $66.6 million reported in the fiscal 2019 second quarter. RPM’s consolidated earnings before interest and taxes (EBIT) were up 23.3% to $119.3 million compared to $96.8 million reported in the year-ago period.

The fiscal 2020 second quarter included restructuring and other charges related to the company’s 2020 MAP to Growth operating improvement plan of $34.4 million. The same period during fiscal 2019 included the impact of charges of $29.2 million, primarily for restructuring, acquisitions, convertible debt extinguishment and other expenses. Excluding these charges, RPM’s adjusted EBIT was up 22.0% to $153.7 million compared to $126.0 million during the year-ago period, for an adjusted EBIT margin of 11.0% versus last year’s adjusted EBIT margin of 9.2%. Additionally, the company has continued to exclude the impact of all unrealized net gains and losses from marketable equity securities, as well as realized net gains and losses on sales of all marketable securities from adjusted EPS, as their inherent volatility is outside of management’s control and cannot be predicted with any level of certainty. These investments resulted in a net pre-tax gain of $5.9 million for the second quarter of fiscal 2020 and losses of $7.5 million during the same quarter last year. Excluding the restructuring and other charges, as well as investment gains and losses, adjusted diluted EPS increased 31.0% to $0.76 compared to $0.58 in fiscal 2019.

“Our very strong bottom-line growth in the quarter was primarily driven by our 2020 MAP to Growth, which is enabling us to grow earnings at a faster rate than those of our peers. Actions taken included delayering management, consolidating manufacturing, and shedding low-margin product lines to free up capacity for more value-added, EBIT-accretive volume. Pricing and moderating raw material inflation also positively impacted results,” stated Frank C. Sullivan, RPM chairman and chief executive officer. “In spite of a challenging macroeconomic environment, we were pleased with our solid organic sales growth in the quarter of 3.5%, which resulted from market share gains and pricing. Acquisitions contributed 0.6% to the quarter’s top-line growth, while foreign currency translation was a 1.3% headwind.”

RPM Reports Fiscal 2020 Second-Quarter Results

January 8, 2020

Second-Quarter Segment Sales and Earnings

During the fiscal 2020 second quarter, Construction Products Group net sales increased 6.9% to $499.5 million from $467.3 million a year ago, reflecting organic growth of 7.4% and acquisitions contributing an additional 1.2%. Foreign currency translation reduced sales by 1.7%. Segment IBT was $57.1 million compared with $35.4 million a year ago, an increase of 61.6%. EBIT increased 57.7% to $59.2 million compared to $37.5 million in the fiscal 2019 second quarter. The segment incurred restructuring-related expenses and other costs of $2.7 million during the second quarter of fiscal 2020 and $5.6 million in restructuring- and acquisition-related expenses during the same period of fiscal 2019. Excluding these charges, fiscal 2020 second-quarter adjusted EBIT increased 43.3% to $61.9 million from adjusted EBIT of $43.2 million reported during the year-ago period.

“Despite a tepid North American commercial construction market, our roofing and concrete admixture and repair products businesses in the Construction Products Group continued to pick up market share. Additionally, our recent acquisitions performed well, including Nudura, a manufacturer of insulated concrete forms, and Schul, a producer of joint sealants for commercial construction. The segment’s second-quarter sales benefited from a backlog that resulted from rainy weather during the first quarter, which had slowed construction activity. Offsetting organic growth was foreign currency translation and the revenue impact of discontinued product offerings that do not meet our more stringent margin or working capital criteria,” stated Sullivan. “On a geographic basis, European markets continued to be soft, and in response we are reducing overhead and pursuing a value-over-volume strategy. Our Latin American businesses generated excellent growth in constant currencies. The segment’s strong bottom-line performance was driven by volume growth, 2020 MAP to Growth savings, pricing and additional earnings from acquisitions.”

Fiscal 2020 second-quarter Performance Coatings Group net sales increased 0.3% to $292.7 million from $292.0 million a year ago, reflecting organic growth of 1.7% and acquisitions contributing 0.1%. Foreign currency translation reduced sales by 1.5%. Segment IBT was up 49.4% to $33.3 million compared with $22.3 million a year ago. EBIT was $33.3 million, an increase of 47.8% compared to the $22.5 million reported in the fiscal 2019 second quarter. The segment reported second-quarter restructuring and other charges related to the company’s 2020 MAP to Growth of $3.7 million in fiscal 2020 and $10.3 million in restructuring, acquisition and other expenses during the same period of fiscal 2019. Adjusted EBIT, which excludes these charges, increased 12.6% to $37.0 million during the second quarter of fiscal 2020 from adjusted EBIT of $32.9 million during the year-ago period.

“Sales growth in our Performance Coatings Group was driven by our businesses providing corrosion control and fireproofing coatings. As previously disclosed, the segment has reorganized to a global brand management structure, which is working extremely well. As a result, we are gaining market share in Europe and experiencing continued growth in North America, particularly in the energy industry. Impacting organic sales were soft international markets and strategic actions to exit low-margin product lines,” stated Sullivan. “Despite a relatively flat top line, the segment’s bottom line benefited from 2020 MAP to Growth savings, pricing and improved product mix. Operating improvement initiatives during the quarter included the elimination of positions and exiting two margin-dilutive businesses.”

RPM Reports Fiscal 2020 Second-Quarter Results

January 8, 2020

The Consumer Group generated a 6.0% increase in sales, which rose to $450.9 million from $425.3 million in the fiscal 2019 second quarter. Organic sales increased 6.4%, while acquisition growth contributed 0.6%. Foreign currency translation reduced sales by 1.0%. Consumer Group IBT was $34.5 million compared with $41.8 million in the prior-year period. EBIT was $34.5 million compared to $42.0 million in the fiscal 2019 second quarter. The segment incurred restructuring and other charges related to the company’s 2020 MAP to Growth of $20.2 million during the second quarter of fiscal 2020 and $1.2 million during the same period of fiscal 2019. Excluding restructuring-related expenses, adjusted EBIT was up 26.8% to $54.7 million for the fiscal 2020 second quarter versus adjusted EBIT of $43.1 million for the year-ago period.

“New sealant and adhesive products continued to generate new accounts and market share gains in the Consumer Group, while European sales, a large portion of which are in the U.K., were soft due to Brexit uncertainty. Pent-up demand for exterior small-project paints and coatings caused by the exceptionally wet weather during the first quarter in North America supported the segment’s stronger second-quarter sales growth,” stated Sullivan. “On the bottom line, the Consumer Group benefited from 2020 MAP to Growth initiatives, enhanced manufacturing disciplines, as well as last year’s price increases and two plant closures, which are helping margins trend higher toward historical levels.”

During the second quarter of fiscal 2020, the Specialty Products Group reported sales of $158.2 million compared to $178.0 million in the year-ago period. Organic sales declined 10.5%, and foreign currency translation reduced sales by 0.6%. Specialty Products Group IBT was $18.8 million compared with $26.1 million in the prior-year period. EBIT was $18.8 million compared to $26.0 million in the fiscal 2019 second quarter. The segment reported second-quarter restructuring and other charges related to the company’s 2020 MAP to Growth of $4.4 million in fiscal 2020 and $2.8 million during the same period of fiscal 2019. Adjusted EBIT, which excludes restructuring-related expenses, was $23.2 million in the fiscal 2020 second quarter and $28.8 million in the year-ago period.

“Substantially all of the revenue decline at our Specialty Products Group resulted from difficult revenue comparisons to the prior year when natural disasters, including hurricane activity and more rampant wildfires, drove demand for our water restoration equipment products and our fluorescent pigments, which are used in fire retardant tracer dyes,” stated Sullivan. “This segment has made recent management changes to accelerate top-line growth. At the same time, it is consolidating ERP systems to one platform and implementing other 2020 MAP to Growth operational improvements to reduce costs. It is anticipated that the segment will benefit from these actions in the coming quarters.”

First-Half Sales and Earnings

Fiscal 2020 first-half net sales increased 1.8% to $2.87 billion from $2.82 billion during the first six months of fiscal 2019. Organic growth was 1.6%, with acquisitions adding 1.5% and foreign currency translation reducing sales by 1.3%. Net income was $183.2 million, an increase of 54.0% compared to $119.0 million in the fiscal 2019 first half. Diluted EPS increased 58.4% to $1.41 versus $0.89 a year ago. IBT was up 54.3% to $244.6 million compared to $158.5 million reported in the fiscal 2019 first half. EBIT was $285.1 million, an increase of 35.3% versus the $210.7 million reported last year.

The fiscal 2020 first half included restructuring and other charges related to the company’s 2020 MAP to Growth and acquisition-related charges of $61.2 million. The same period during fiscal 2019 included the impact of charges of $69.0 million primarily for restructuring, acquisitions, convertible debt extinguishment

RPM Reports Fiscal 2020 Second-Quarter Results

January 8, 2020

and other expenses. Excluding these charges, RPM’s first-half adjusted EBIT was up 23.8% to $346.2 million compared to adjusted EBIT of $279.7 million during the year-ago period. Investments resulted in a net pre-tax gain of $8.7 million for the first half of fiscal 2020 and losses of $7.5 million during the same period last year. Excluding the restructuring and other charges, as well as investment gains and losses, adjusted diluted EPS increased 27.6% to $1.71 compared to $1.34 in fiscal 2019.

First-Half Segment Sales and Earnings

Fiscal 2020 first-half sales in the Construction Products Group were up 5.2% to $1.04 billion from $0.98 billion in the fiscal 2019 first half. Organic sales increased 3.9%, while acquisition growth added 2.9%. Foreign currency translation decreased sales by 1.6%. IBT for the segment was up 39.2% to $139.8 million from $100.4 million in fiscal 2019. EBIT of $143.9 million was up 37.2% compared to $104.9 million in the first half last year. Excluding the first-half charges mentioned above, Construction Products Group adjusted EBIT increased 30.8% to $148.8 million from adjusted EBIT of $113.8 million a year ago.

Performance Coatings Group first-half sales for fiscal 2020 were up 0.3% to $590.0 million from $588.4 million in the fiscal 2019 first half. Organic sales increased 1.0%, while acquisition growth added 1.0%. Foreign currency translation reduced sales by 1.7%. Segment IBT was $61.4 million, up 100.4% from the $30.6 million reported in fiscal 2019. EBIT increased 98.5% to $61.5 million compared to $31.0 million in the first half last year. Excluding the first-half adjustments mentioned above, Performance Coatings Group adjusted EBIT increased 21.1% to $73.9 million from adjusted EBIT of $61.1 million a year ago.

First-half sales for the Consumer Group improved 3.1% to $930.2 million from $902.6 million a year ago. Organic sales growth was 3.1%, acquisitions added 1.0%, while foreign currency translation reduced sales by 1.0%. The Consumer Group reported IBT of $93.6 million versus $92.8 million during the prior-year first half. EBIT of $93.8 million for the first six months of fiscal 2020 increased 0.7% compared to $93.1 million in the prior-year period. Excluding charges previously mentioned, fiscal 2020 first-half Consumer Group adjusted EBIT was up 22.3% to $116.4 million from adjusted EBIT of $95.1 million in the year-ago period.

Specialty Products Group sales were $318.3 million compared to $346.7 million in the 2019 first half. Organic sales declined 7.5%, and foreign currency translation reduced sales by 0.7%. IBT for the segment was $42.1 million compared to $49.9 million in fiscal 2019. For the first half of fiscal 2020, specialty segment EBIT was $42.1 million compared to $49.7 million a year ago. Excluding charges mentioned above, Specialty Products Group adjusted EBIT was $51.8 million versus adjusted EBIT of $55.2 million during the first six months of fiscal 2019.

Cash Flow and Financial Position

For the first half of fiscal 2020, cash from operations grew by 102.4% to $300.2 million compared to $148.3 million a year ago. This increase of $151.9 million was due to initiatives to improve working capital metrics and profit margins. Capital expenditures of $71.4 million compared to $57.8 million during the first half of last year. Total debt at November 30, 2019 was $2.52 billion, compared to $2.37 billion at November 30, 2018 and $2.53 billion at May 31, 2019. At November 30, 2019, liquidity decreased from $1.2 billion at August 31, 2019 to $0.8 billion after the company used funds from its revolving credit facility to pay off its $450 million, 6.125% notes due in October 2019. Total liquidity of $822.0 million includes cash of $208.2 million and $613.8 million in committed available credit.

RPM Reports Fiscal 2020 Second-Quarter Results

January 8, 2020

Business Outlook

“For the fiscal 2020 third quarter, we expect sales to be up 2.5% to 4% with strong leverage to the bottom line for an estimated 25% to 30% adjusted EBIT growth, resulting in adjusted diluted EPS in the high-teens to low-20-cent range. As a reminder, our third quarter historically provides our most modest results each year because it falls during the winter months of December through February, when painting and construction activity slow due to cold and snowy weather. Based on past history, we expect roughly 20% of our annual consolidated sales to be generated during the third quarter and a proportionate amount of this fiscal year’s 2020 MAP to Growth savings will result during the period as well.

“Our fourth-quarter results are generally the strongest as work begins to accelerate on painting and construction projects as weather improves.

“Given our results for the first half and our expectations for the rest of the fiscal year, we are reaffirming the full-year fiscal 2020 guidance we provided on July 22, 2019 and maintained in our last earnings release in October. Our revenue growth is expected to be on the low end of our previously disclosed range of 2.5% to 4%. We expect to leverage the positive momentum of the 2020 MAP to Growth operating improvement plan to our bottom-line, and we are maintaining our projected adjusted EBIT growth in the 20% to 24% range. We expect this will result in adjusted diluted EPS between $3.30 and $3.42 for fiscal 2020,” stated Sullivan.

Webcast and Conference Call Information

Management will host a conference call to discuss these results beginning at 10:00 a.m. EST today. The call can be accessed by dialing 800-708-4540 or 847-619-6397 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.

For those unable to listen to the live call, a replay will be available from approximately 12:30 p.m. EST on January 8, 2020 until 11:59 p.m. EST on January 15, 2020. The replay can be accessed by dialing 888-843-7419 or 630-652-3042 for international callers. The access code is 49217720. The call also will be available both live and for replay, and as a written transcript, via the RPM web site at www.RPMinc.com.

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services. The company operates across four reportable segments: consumer, construction products, performance coatings and specialty products. RPM has a diverse portfolio with hundreds of market-leading brands, including Rust-Oleum, DAP, Zinsser, Varathane, Day-Glo, Legend Brands, Stonhard, Carboline, Tremco and Dryvit. From homes and workplaces, to infrastructure and precious landmarks, RPM’s brands are trusted by consumers and professionals alike to help build a better world. The company employs approximately 15,000 individuals worldwide. Visit www.RPMinc.com to learn more.

RPM Reports Fiscal 2020 Second-Quarter Results

January 8, 2020

For more information, contact Russell L. Gordon, vice president and chief financial officer, at 330-273-5090 or rgordon@rpminc.com.

# # #

Use of Non-GAAP Financial Information

To supplement the financial information presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”) in this earnings release, we use EBIT, adjusted EBIT and adjusted earnings per share, which are all non-GAAP financial measures. EBIT is defined as earnings (loss) before interest and taxes, with adjusted EBIT and adjusted earnings per share provided for the purpose of adjusting for one-off items impacting revenues and/or expenses that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and investment income or expense in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results. See the financial statement section of this earnings release for a reconciliation of EBIT and adjusted EBIT to income before income taxes, and adjusted earnings per share to earnings per share. We have not provided a reconciliation of our fiscal 2020 adjusted EBIT and adjusted earnings per share guidance, because material terms that impact such measures are not in our control and/or cannot be reasonably predicted, and therefore a reconciliation of such measures is not available without unreasonable effort.

Forward-Looking Statements

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions; (b) the prices, supply and capacity of raw materials, including assorted pigments, resins, solvents and other natural gas- and oil-based materials; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) the timing of and the realization of anticipated cost savings from restructuring initiatives and the ability to identify additional cost savings opportunities; (j) risks related to the adequacy of our contingent liability reserves; and (k) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2019, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

(Unaudited)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2019	2018	2019	2018
Net Sales	$1,401,292	$1,362,531	$2,874,056	$2,822,520
Cost of sales	871,894	868,800	1,769,904	1,779,436

Gross profit	529,398	493,731	1,104,152	1,043,084
Selling, general & administrative expenses	403,357	385,842	803,923	800,895
Restructuring charges	4,801	7,724	11,423	27,800
Interest expense	26,341	23,127	54,658	47,533
Investment (income) expense, net	(8,805)	7,033	(14,190)	4,600
Other expense, net	1,951	3,412	3,736	3,725

Income before income taxes	101,753	66,593	244,602	158,531
Provision for income taxes	24,431	17,420	60,784	39,172

Net income	77,322	49,173	183,818	119,359
Less: Net income (loss) attributable to noncontrolling interests	292	(51)	600	371

Net income attributable to RPM International Inc. Stockholders	$77,030	$49,224	$183,218	$118,988

Earnings per share of common stock attributable to RPM International Inc. Stockholders:
Basic	$0.60	$0.37	$1.42	$0.90

Diluted	$0.59	$0.37	$1.41	$0.89

Average shares of common stock outstanding - basic	128,393	131,058	128,639	131,467

Average shares of common stock outstanding - diluted	129,079	131,667	129,294	133,278

SUPPLEMENTAL SEGMENT INFORMATION

IN THOUSANDS

(Unaudited)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2019	2018	2019	2018
Net Sales:
Construction Products Segment	$499,510	$467,298	$1,035,615	$984,790
Performance Coatings Segment	292,712	291,960	589,953	588,379
Consumer Segment	450,900	425,255	930,230	902,618
Specialty Segment	158,170	178,018	318,258	346,733

Total	$1,401,292	$1,362,531	$2,874,056	$2,822,520

Income Before Income Taxes:
Construction Products Segment
Income Before Income Taxes (a)	$57,123	$35,357	$139,803	$100,401
Interest (Expense), Net (b)	(2,074)	(2,189)	(4,101)	(4,479)

EBIT (c)	59,197	37,546	143,904	104,880
2020 MAP to Growth related initiatives (d)	2,674	4,510	4,326	7,767
Acquisition-related costs (e)		1,106	548	1,106

Adjusted EBIT	$61,871	$43,162	$148,778	$113,753

Performance Coatings Segment
Income Before Income Taxes (a)	$33,320	$22,299	$61,377	$30,624
Interest Income (Expense), Net (b)	25	(223)	(104)	(341)

EBIT (c)	33,295	22,522	61,481	30,965
2020 MAP to Growth related initiatives (d)	3,676	7,980	12,413	27,731
Acquisition-related costs (e)	35	1,825	35	1,825
Loss on South Africa Business (g)		540		540

Adjusted EBIT	$37,006	$32,867	$73,929	$61,061

Consumer Segment
Income Before Income Taxes (a)	$34,456	$41,836	$93,614	$92,805
Interest (Expense), Net (b)	(56)	(123)	(161)	(297)

EBIT (c)	34,512	41,959	93,775	93,102
2020 MAP to Growth related initiatives (d)	20,172	1,159	22,605	2,023

Adjusted EBIT	$54,684	$43,118	$116,380	$95,125

Specialty Segment
Income Before Income Taxes (a)	$18,762	$26,119	$42,089	$49,935
Interest (Expense) Income, Net (b)	(7)	105	19	198

EBIT (c)	18,769	26,014	42,070	49,737
2020 MAP to Growth related initiatives (d)	4,418	2,794	9,746	5,457

Adjusted EBIT	$23,187	$28,808	$51,816	$55,194

Corporate/Other
(Expense) Before Income Taxes (a)	$(41,908)	$(59,018)	$(92,281)	$(115,234)
Interest (Expense), Net (b)	(15,424)	(27,730)	(36,121)	(47,214)

EBIT (c)	(26,484)	(31,288)	(56,160)	(68,020)
2020 MAP to Growth related initiatives (d)	3,393	6,250	11,499	19,546
Convertible debt extinguishment (f)		3,052		3,052

Adjusted EBIT	$(23,091)	$(21,986)	$(44,661)	$(45,422)

Consolidated
Income Before Income Taxes (a)	$101,753	$66,593	$244,602	$158,531
Interest (Expense)	(26,341)	(23,127)	(54,658)	(47,533)
Investment Income (Expense), Net	8,805	(7,033)	14,190	(4,600)

EBIT (c)	119,289	96,753	285,070	210,664
2020 MAP to Growth related initiatives (d)	34,333	22,693	60,589	62,524
Acquisition-related costs (e)	35	2,931	583	2,931
Convertible debt extinguishment (f)		3,052		3,052
Loss on South Africa Business (g)		540		540

Adjusted EBIT	$153,657	$125,969	$346,242	$279,711

(a)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles in the United States (GAAP), to EBIT and Adjusted EBIT.
(b)	Interest income (expense), net includes the combination of interest income (expense) and investment income (expense), net.
(c)

EBIT is defined as earnings (loss) before interest and taxes, with Adjusted EBIT provided for the purpose of adjusting for items impacting earnings that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and investment income or expense in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

(d)

Reflects restructuring and other charges, all of which have been incurred in relation to our 2020 Margin Acceleration Plan initiatives, as follows. During fiscal 2020: headcount reductions; closures of facilities and related costs; inventory-related charges that reflect product line and SKU rationalization at our Consumer Segment, as well as inventory write-offs in connection with restructuring activities at our Construction Products and Performance Coatings Segments; increases in our allowance for doubtful accounts deemed uncollectible as a result of a change in market and leadership strategy; costs associated with exiting unprofitable product lines; the net gain incurred for the divestiture of assets and unprofitable businesses; implementation costs associated with our ERP consolidation plan and professional fees incurred in connection with our 2020 MAP to Growth. During fiscal 2019: headcount reductions, closures of facilities, and accelerated vesting of equity awards in connection with key executives, all of which are included in restructuring expense; inventory-related charges reflecting a true-up of fiscal 2018 inventory write-offs at our Consumer Segment during the first quarter of fiscal 2019, inventory write-offs and disposals at our Construction Products and Performance Coatings Segments, and accelerated depreciation expense related to the shortened useful lives of equipment and facilities being prepared for closure; increases in our allowance for doubtful accounts deemed uncollectible as a result of a change in market and leadership strategy, implementation costs associated with our ERP consolidation plan, and professional fees incurred in connection with our restructuring plan implementation as well as the negotiation of a cooperation agreement, all of which have been recorded in SG&A.

(e)	Acquisition costs reflect amounts included in gross profit for inventory disposals and step-ups.
(f)	Reflects the net loss on redemption of our convertible notes incurred during the second quarter of fiscal 2019.
(g)	Reflects other expense associated with a change in ownership of a business in South Africa, as required by local legislation in order to qualify for doing business in South Africa.

SUPPLEMENTAL INFORMATION

RECONCILIATION OF “REPORTED” TO “ADJUSTED” AMOUNTS

(Unaudited)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2019	2018	2019	2018
Reconciliation of Reported Earnings per Diluted Share to Adjusted Earnings per Diluted Share (All amounts presented after-tax):
Reported Earnings per Diluted Share	$0.59	$0.37	$1.41	$0.89
2020 MAP to Growth related initiatives (d)	0.21	0.12	0.36	0.36
Acquisition-related costs (e)		0.02		0.02
Convertible debt extinguishment (f)		0.01		0.01
Investment returns (h)	(0.04)	0.06	(0.06)	0.06

Adjusted Earnings per Diluted Share (i)	$0.76	$0.58	$1.71	$1.34

(d)

Reflects restructuring and other charges, all of which have been incurred in relation to our 2020 Margin Acceleration Plan initiatives, as follows. During fiscal 2020: headcount reductions; closures of facilities and related costs; inventory-related charges that reflect product line and SKU rationalization at our Consumer Segment, as well as inventory write-offs in connection with restructuring activities at our Construction Products and Performance Coatings Segments; increases in our allowance for doubtful accounts deemed uncollectible as a result of a change in market and leadership strategy; costs associated with exiting unprofitable product lines; the net gain incurred for the divestiture of assets and unprofitable businesses; implementation costs associated with our ERP consolidation plan and professional fees incurred in connection with our 2020 MAP to Growth. During fiscal 2019: headcount reductions, closures of facilities, and accelerated vesting of equity awards in connection with key executives, all of which are included in restructuring expense; inventory-related charges reflecting a true-up of fiscal 2018 inventory write-offs at our Consumer Segment during the first quarter of fiscal 2019, inventory write-offs and disposals at our Construction Products and Performance Coatings Segments, and accelerated depreciation expense related to the shortened useful lives of equipment and facilities being prepared for closure; increases in our allowance for doubtful accounts deemed uncollectible as a result of a change in market and leadership strategy, implementation costs associated with our ERP consolidation plan, and professional fees incurred in connection with our restructuring plan implementation as well as the negotiation of a cooperation agreement, all of which have been recorded in SG&A.

(e)	Acquisition costs reflect amounts included in gross profit for inventory disposals and step-ups.
(f)	Reflects the net loss on redemption of our convertible notes incurred during the second quarter of fiscal 2019.
(h)

Investment returns include realized net gains and losses on sales of investments and unrealized net gains and losses on equity securities, which are adjusted due to their inherent volatility. Management does not consider these gains and losses, which cannot be predicted with any level of certainty, to be reflective of the company’s core business operations.

(i)	Adjusted EPS is provided for the purpose of adjusting diluted earnings per share for items impacting earnings that are not considered by management to be indicative of ongoing operations.

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

(Unaudited)

	November 30, 2019	November 30, 2018	May 31, 2019
Assets
Current Assets
Cash and cash equivalents	$208,173	$226,914	$223,168
Trade accounts receivable	1,107,637	1,066,708	1,287,098
Allowance for doubtful accounts	(59,824)	(53,678)	(54,748)

Net trade accounts receivable	1,047,813	1,013,030	1,232,350
Inventories	883,722	879,633	841,873
Prepaid expenses and other current assets	220,557	252,634	220,701

Total current assets	2,360,265	2,372,211	2,518,092

Property, Plant and Equipment, at Cost	1,712,511	1,624,380	1,662,859
Allowance for depreciation	(890,736)	(830,753)	(843,648)

Property, plant and equipment, net	821,775	793,627	819,211

Other Assets
Goodwill	1,259,556	1,229,476	1,245,762
Other intangible assets, net of amortization	595,311	607,212	601,082
Operating lease right-of-use assets	284,852
Deferred income taxes, non-current	34,719	17,849	34,908
Other	224,520	218,578	222,300

Total other assets	2,398,958	2,073,115	2,104,052

Total Assets	$5,580,998	$5,238,953	$5,441,355

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$475,288	$471,268	$556,696
Current portion of long-term debt	102,136	453,874	552,446
Accrued compensation and benefits	139,403	133,637	193,345
Accrued losses	21,646	22,954	19,899
Other accrued liabilities	245,595	217,660	217,019

Total current liabilities	984,068	1,299,393	1,539,405

Long-Term Liabilities
Long-term debt, less current maturities	2,421,339	1,918,868	1,973,462
Operating lease liabilities	243,863
Other long-term liabilities	415,838	370,812	405,040
Deferred income taxes	112,590	113,834	114,843

Total long-term liabilities	3,193,630	2,403,514	2,493,345

Total liabilities	4,177,698	3,702,907	4,032,750

Commitments and contingencies
Stockholders’ Equity
Preferred stock; none issued
Common stock (outstanding 129,767; 133,136; 130,995)	1,298	1,331	1,310
Paid-in capital	1,007,554	976,345	994,508
Treasury stock, at cost	(547,683)	(313,764)	(437,290)
Accumulated other comprehensive (loss)	(576,707)	(501,100)	(577,628)
Retained earnings	1,516,230	1,369,695	1,425,052

Total RPM International Inc. stockholders’ equity	1,400,692	1,532,507	1,405,952
Noncontrolling interest	2,608	3,539	2,653

Total equity	1,403,300	1,536,046	1,408,605

Total Liabilities and Stockholders’ Equity	$5,580,998	$5,238,953	$5,441,355

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

(Unaudited)

	Six Months Ended
	November 30,
	2019	2018
Cash Flows From Operating Activities:
Net income	$183,818	$119,359
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	77,572	73,025
Restructuring charges, net of payments	(1,713)	7,464
Fair value adjustments to contingent earnout obligations, net		1,558
Deferred income taxes	(5,426)	(1,400)
Stock-based compensation expense	13,034	12,896
Other non-cash interest expense		1,552
Realized/unrealized (gain) loss on sales of marketable securities	(8,741)	7,496
Loss on extinguishment of debt		3,051
Other	(705)	2,349
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
Decrease in receivables	183,782	92,398
(Increase) in inventory	(41,129)	(49,020)
Decrease (increase) in prepaid expenses and other current and long-term assets	8,524	(942)
(Decrease) in accounts payable	(70,712)	(117,678)
(Decrease) in accrued compensation and benefits	(53,589)	(41,470)
Increase in accrued losses	1,894	1,131
Increase in other accrued liabilities	13,644	33,422
Other	(90)	3,098

Cash Provided By Operating Activities	300,163	148,289

Cash Flows From Investing Activities:
Capital expenditures	(71,393)	(57,775)
Acquisition of businesses, net of cash acquired	(36,281)	(127,848)
Purchase of marketable securities	(14,332)	(13,276)
Proceeds from sales of marketable securities	13,100	35,426
Other	2,183	(2,394)

Cash (Used For) Investing Activities	(106,723)	(165,867)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	539,277	447,843
Reductions of long-term and short-term debt	(542,744)	(247,440)
Cash dividends	(92,040)	(89,196)
Repurchases of common stock	(100,000)	(81,992)
Shares of common stock returned for taxes	(10,155)	(16,466)
Payments of acquisition-related contingent consideration	(187)	(3,531)
Other	(664)	(391)

Cash (Used For) Provided By Financing Activities	(206,513)	8,827

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(1,922)	(8,757)

Net Change in Cash and Cash Equivalents	(14,995)	(17,508)
Cash and Cash Equivalents at Beginning of Period	223,168	244,422

Cash and Cash Equivalents at End of Period	$208,173	$226,914